Exhibit 10.46
CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (“Agreement”) is made effective as of December 1, 2011 (the “Effective Date”), by and between Mannatech, Incorporated, a Texas corporation (the “Company”) and WonderEnterprises, LLC (“Wonder” and collectively with the Company, the “Parties”) for the consulting services of Samuel L. Caster, an employee of Wonder (“Consultant”).

RECITALS

WHEREAS, Consultant is a co-founder of the Company and as such has provided a valuable direction and purpose to the Company since its inception;

WHEREAS, Consultant’s knowledge and insights continue to be important to the future development and growth of the Company;

WHEREAS, Consultant was formerly Chairman of the Board of Directors and Chief Executive Officer of the Company, and the Company now desires to retain Consultant to perform certain consulting services, except as otherwise provided herein, for the Company;

WHEREAS, Consultant is now an employee of Wonder;

WHEREAS, the Parties wish to enter into this Agreement to set forth the obligations and responsibilities of each in connection with their contractual relationship.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the Parties hereto agree as follows:

AGREEMENT

1.           NATURE OF WORK

Consultant will provide consulting services as requested by the Co-Chief Executive Officers (“CEO”), but primarily in the areas of sales, new product development, international business development and any other consulting services mutually agreed between the Parties that is determined by the Parties to be beneficial to the Company (the “Services”).  Consultant shall provide the Services on a non-exclusive basis, except in the case of consulting services relating to new product development (“Special Services”), and in such case, the Consultant shall provide the Special Services to the Company on an exclusive basis.  Consultant shall report to the CEO of the Company and shall provide monthly reports to the CEO outlining the services rendered in the preceding month.

2.           DURATION

The term of this Agreement shall be from the Effective Date, and, unless otherwise terminated, shall continue until May 31, 2012, upon which the Term shall expire, unless earlier terminated pursuant to Section 11 hereof (the “Term”). The Company may renew the Term for additional periods of six (6) months by giving written notice to Wonder on or before thirty (30) days prior to the end of any current Term.

3.           COMPENSATION

(a)           Monthly Payment for Services.  For the Services rendered under this Agreement, the Company will pay to Wonder Three Hundred Thousand Dollars ($300,000.00) for the Term of this Agreement.  Wonder shall provide monthly invoices for the Services rendered by Consultant during the month preceding the invoice.  Payment shall be made to Wonder within ten (10) business days following the Company's receipt of each such invoice.  All invoices shall be directed to the attention of the Chief Financial Officer of the Company or his designee.

(b)           Expense Reimbursement.  The Company will reimburse reasonable and necessary business expenses incurred by Wonder or Consultant in connection with the Services rendered under this Agreement pursuant to the Company’s then-current policy for reimbursement of business expenses.  Reimbursement of travel and other extraordinary expenses will be subject to prior approval by the CEO of the Company.  Each monthly invoice must be accompanied by a certification by Wonder and Consultant representing that each is not in violation of this Agreement, the SLC Reports or the Final Orders, each as defined below.

4.           PERFORMANCE OF DUTIES

(a)           Good Faith Performance.  Consultant agrees that he will at all times faithfully, industriously, and to the best of his ability, experience and talent, and in good faith, perform all of the duties that may be required pursuant to the express terms hereof, and the Company will provide all necessary information and other support appropriate to the performance of the Services.

(b)           Location.  Consultant agrees that he will primarily perform the Services from Dallas/Fort Worth.  Travel outside of the Dallas-Fort Worth area shall require prior approval by the CEO of the Company.

5.           RESTRICTIVE COVENANTS

(a)           Confidentiality.  During the Term of this Agreement and at all times thereafter, the Consultant and Wonder will each keep confidential, not use for their own benefit, and not divulge, furnish or make accessible to anyone any Confidential Information.  As used herein, “Confidential Information” means all information concerning or related to the Services and the Company’s business, operations, financial condition and prospects of the Company and its Affiliates, regardless of the form in which such information appears and whether or not such information has been reduced to a tangible form, and will specifically include:  (a) all information regarding the shareholders, directors, officers, employees, customers, suppliers, associates, sales representatives and licensees of the Company and its Affiliates, in each case whether past, present or prospective; (b) all software, inventions, discoveries, trade secrets, processes, techniques, methods, formulae, ideas and know-how of the Company and its Affiliates; (c) all financial statements, audit reports, budgets and business plans or forecasts of the Company and its Affiliates, and (d) all Consultant and Wonder Intellectual Property created by or for Consultant or Wonder hereunder; provided, that Confidential Information will not include information which is or becomes generally known to the public through no act or omission of Consultant or Wonder; “Affiliate” means any Person which controls, is controlled by or is under common control with the Company; “Control” means, with respect to any Person, the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise; and “Person” means any individual, firm, corporation, partnership, limited liability, company, trust, estate, association or other legal entity.

(b)           Non-competition.  During the Term (the “Restricted Period”), neither Consultant nor Wonder shall directly or indirectly, for his or its own account or for the account of others, act as an officer, director, stockholder, owner, partner, employee, promoter, consultant, manager or participant in the promotion, financing or management of a Competing Entity.  A “Competing Entity” is any business (i) in the multi-level marketing industry or (ii) that manufactures, sells or otherwise trades in any product which the Company manufactures, sells or otherwise trades in (including any product actively being developed by the Company during the Term).  Nothing in this Section shall prohibit Consultant or Wonder from acquiring or holding any issue of stock or securities of any person that has any securities listed on a national securities exchange so long as (i) Consultant or Wonder is not deemed to be an “affiliate” of such person as such term is used in Rule 145 under the Securities Act of 1933, as amended, and (ii) Consultant, members of his immediate family, Wonder or persons under their control do not own or hold more than five percent (5%) of any voting securities of any such person.

(c)           Non-solicitation.  During the Restricted Period and for a period of two (2) years commencing on the date of termination of this Agreement, neither Consultant nor Wonder shall, whether for his or its own account or for the account of any other person (i) solicit or induce, or in any manner attempt to solicit or induce, any employees or agents of the Company to leave their employment with the Company or terminate their agency relationship, as the case may be, or accept employment with anyone else or hire any such employees, or (ii) solicit, divert or attempt to solicit or divert, as a supplier or customer, any person, concern or entity which furnishes products or services to, or receives products or services from, the Company, nor will Consultant or Wonder attempt to induce any such supplier or customer to cease being (or any prospective supplier or customer not to become) a supplier or customer of the Company.

(d)           Employment Prohibitions.  During the Restricted Period, neither Consultant nor Wonder shall directly or indirectly employ or retain the services of any individual who has previously been an employee, associate or consultant of the Company without the prior written consent of the Company’s CEO.

6.           OWNERSHIP AND USE OF INTELLECTUAL PROPERTY

(a)           Any Intellectual Property relating to the Services that is conceived, developed, or reduced to practice, or caused to be conceived, developed, or reduced to practice, in whole or in part by Consultant or Wonder in performance of the Services, during the Term (the “Consultant Intellectual Property”) will be the exclusive property of the Company.

(b)           As used herein, “Intellectual Property” means any and all Inventions, Works, trade secrets, trademarks, mask works, and copyrights.  “Invention(s)” means any and all discoveries, improvements, ideas, concepts, creative works, and designs, whether or not in writing or reduced to practice, and whether or not they are patentable, including, but not limited to, processes, methods, formulas, and techniques and know-how; and “Works” means those works fixed in any tangible medium of expression from which they can be perceived, reproduced, or otherwise communicated, either directly or with the aid of a machine or device, whether or not they are copyrightable.

7.           NON-DISPARAGEMENT

(a)           Neither Wonder, Consultant nor any of their employees, partners or affiliates will make any statements (or cause or encourage others to make any statements), written or verbal, that defame  or disparage the personal or business reputation, practices or conduct of the Company or its shareholders, officers, directors, or employees.

(b)           Neither the Company nor the Company’s officers or directors will make any statements (or cause or encourage others to make any statements), written or verbal, that defame or disparage the personal or business reputation, practices or conduct of Wonder or Consultant.

8.           REPRESENTATIONS AND WARRANTIES OF WONDER AND CONSULTANT

Wonder and Consultant each hereby represents and warrants to, and covenants with, the Company as follows:

(a)           Wonder and Consultant each have the full legal right and power and all authority required to enter into and to perform according to the terms of this Agreement.  This Agreement is duly and validly executed and delivered by each of Wonder and Consultant and constitutes legal, valid, and binding obligations of Wonder and Consultant enforceable against Wonder and Consultant in accordance with its terms.

(b)           The execution, delivery and performance of this Agreement by each of Wonder and Consultant do not and will not (i) conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any agreement or other instrument or other understanding to which Wonder or Consultant is a party or by which any property or asset of Wonder or Consultant is bound or affected, (ii) result in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or governmental authority to which Wonder or Consultant is subject (including federal and state securities laws and regulations), or by which any property or asset of Wonder or Consultant is bound or affected, or (iii) result in a violation of or the failure to have followed the recommendations of the Special Litigation Committee of the Company’s reports dated August 26, 2006 and February 19, 2008 (the “SLC Reports”).

9.           REPRESENTATIONS AND WARRANTIES OF COMPANY

The Company hereby represents and warrants to, and covenants with, Wonder and the Consultant as follows:

(a)           The Company has the full legal right and power and all authority required to enter into and to perform according to the terms of this Agreement.  This Agreement is duly and validly executed and delivered by the Company, and constitutes legal, valid, and binding obligations of the Company enforceable against the Company in accordance with its terms.

(b)           The execution, delivery and performance of this Agreement by the Company does not and will not (i) conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any agreement or other instrument or other understanding to which the Company is a party or by which any property or asset of the Company is bound or affected, or (ii) result in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or governmental authority to which the Company is subject (including federal and state securities laws and regulations), or by which any property or asset of the Company is bound or affected.

10.           INDEPENDENT CONTRACTOR RELATIONSHIP

(a)           Nature of Work.  At all times during the Term, Wonder and Consultant shall have the status of independent contractors.  In no event shall Wonder or Consultant be deemed to be an employee of the Company, and neither Wonder nor Consultant shall at any time be entitled to any Company employment rights or benefits except as specifically set forth herein or be deemed to be an agent of the Company or have any power to bind or commit the Company or otherwise act on the Company’s behalf unless expressly authorized to do so in writing by an officer of the Company.  Wonder and Consultant shall have the independent authority to determine the means and manner of engaging in the Services within the reasonable guidelines established by the Company.

(b)           Status of Relationship.  In the capacity as an independent contractor, neither Wonder nor Consultant (i) shall serve as an officer, director or employee of the Company, (ii) shall have authority to make any managerial decisions on behalf of the Company, and (iii) shall represent, directly or indirectly, that either has authority to make any managerial decisions on behalf of the Company.

11.           TERMINATION

(a)           Death or Disability.  If Consultant dies or becomes disabled (as defined below) during the Term of this Agreement, this Agreement shall be deemed to terminate on the date of his death or deemed disability; provided, however, the Company shall continue to pay to Wonderthe compensation set forth in Section 3(a) hereof for the remainder of the stated Term unless the Company has prior to the date of Consultant’s death or disability acquired insurance in an amount sufficient to provide such compensation.  For purposes of this Agreement, Consultant shall be deemed to be disabled in the event he is unable to provide Services to the Company for a period of One Hundred Eighty (180) consecutive days due to injury, illness or other incapacity (physical or mental), to perform the essential functions of the position contemplated herein, with reasonable accommodation to Consultant with respect to such injury, illness or other incapacity.

(b)           Cause.  The Company may terminate this Agreement at any time if it has “Cause,” which shall mean:

(i) the Company’s determination that either Wonder or the Consultant has neglected, failed, or refused to render the services or perform any other of the duties or obligations in or under this Agreement (including, without limitation, because of any alcohol or drug abuse);

(ii) Wonder’s or the Consultant’s violation of any provision of or obligation under this Agreement;

(iii) Wonder or the Consultant’s indictment for, or entry of a plea of no contest with respect to, any crime that adversely affects or (in the Board’s reasonable judgment) may adversely affect the Company or the utility of Wonder’s or the Consultant’s services to the Company;

(iv) any act or omission of Wonder or the Consultant that harms or embarrasses or (in the Board’s reasonable judgment) may harm or embarrass, the Company or any of its subsidiaries, affiliates, customers, dealers or suppliers; or

(v) Wonder’s or the Consultant’s material violation of any Company policy or procedure which results in damage to the Company, such determination to be in the sole determination of the Company’s Board of Directors; or

(vi) Wonder’s or the Consultant’s violation of (i) that certain Final Judgment and Agreed Permanent Injunction Against Mannatech, Inc. entered into by the Company on February 26, 6009 in Cause No. D-1-GV-07-001386 or (ii) that certain Final Judgment and Agreed Permanent Injunction Against Samuel L. Caster entered into by the Consultant on February 25, 6009 in Cause No. D-1-GV-07-001386 (collectively, the “Final Orders”);

(vii) Wonder’s or the Consultants failing to follow the recommendations of the SLC Reports.

The Company may not terminate this Agreement pursuant to this Section 11(b) unless it has given written notice to Wonder or the Consultant stating with specificity the Cause upon which the Company relies.  In the event of termination of this Agreement pursuant to this paragraph, the Company shall have no further obligations with respect to compensation to be paid to Wonder or the Consultant.

(c)           Without Cause.  The Company may terminate this Agreement without cause upon providing thirty (30) days written notice to Wonder or the Consultant.  Upon such termination pursuant to this paragraph, the Company shall continue to pay the compensation to Wonder set forth in Section 3(a) hereof for the then-remaining months of the Term as specified in Section 2 hereof.

12.           MISCELLANEOUS

(a)           Notices.  All notices required or permitted by the terms of this Agreement shall be sufficient if given in writing and delivered personally, by facsimile, or by certified mail or courier service, requiring written acknowledgement of receipt, to the following addresses for the persons or entities listed:

For the Company:                                Mannatech Incorporated
600 South Royal Lane
Suite 200
Coppell, TX  75019
Attention:  Chief Executive Officer

With a copy to:                                J. Kenneth Menges, Jr., P.C.
Akin Gump Strauss Hauer & Feld LLP
1700 Pacific Avenue
Suite 4100
Dallas, TX  75201

For Wonder:                                Wonder Enterprises, LLC
2034 W Beltline Road
Cedar Hill, TX  75104

For Consultant:                                Samuel L. Caster
Samuel L. Caster
2034 W Beltline Road
Cedar Hill, TX  75104

(b)           Governing Law. This Agreement is governed by and shall be construed and interpreted according to the laws of the State of Texas.

(c)           Agreement to Perform Necessary Acts.  Each of Wonder and Consultant agrees to perform any further acts and execute and deliver any documents that may be reasonably necessary to carry out the provisions of this Agreement.

(d)           Injunctive Relief.  Wonder, Consultant and Company recognize and acknowledge that damages in the event of a breach of certain provisions of this Agreement by either Party would be inadequate, and the Parties agree that in addition to all other remedies available, each shall have the right to injunctive relief via arbitration if there is a breach by either Party of any one or more of the provisions contained herein.

(e)           Arbitration.  Arbitration, including the right to invoke injunctive relief and any emergency relief or measures provided for, shall be the exclusive remedy for any and all disputes, claims or controversies, whether statutory, contractual or otherwise, between the Parties concerning the Agreement or the termination thereof.  In the event either party provides a Notice of Arbitration of Dispute to the other party, the Parties agree to submit such dispute or controversy, whether statutory or otherwise, to an arbitrator selected from a panel of arbitrators of the American Arbitration Association located in Dallas, Texas.  The effective rules at the time of the commencement of the Commercial Arbitration of the American Arbitration Association shall control the arbitration.  In any arbitration proceeding conducted subject to these provisions, the arbitrator is specifically empowered to decide any question pertaining to limitations, and may do so by documents or by a hearing, in his or her sole discretion.  In this regard, the arbitrator may authorize the submission of pre-hearing motions similar to a motion to dismiss or for summary adjudication for the purposes of consideration in this matter.  The arbitrator’s decision will be final and binding upon the Parties.  The Parties further agree to abide by and perform any award rendered by the arbitrator.  Each party in such proceeding shall pay its own attorney’s fees.  In rendering the award, the arbitrator shall state the reasons therefor, including any computations of actual damages or offsets, if applicable.

(f).           Waiver.  A waiver by either party of any term or condition of this Agreement in any instance shall not be deemed or construed to be a waiver of such term or condition for the future, or any breach of such term or condition.

(g)           Entirety.  This Agreement constitutes the entire agreement between the Parties relating to their employment or consulting relationship and supersedes any prior, contemporaneous, or subsequent statements, representations, warranties, understandings, or inducements of any kind, whether oral or written, including without limitation that certain Employment Agreement dated as of January 23, 2006, between Company and Consultant, which Employment Agreement was terminated by mutual agreement on February 25, 2009 with no further consideration paid or payable thereunder.

(h)           Assignment.  This Agreement is personal to Wonder and Consultant and may not be assigned in any way by Wonder or Consultant without the prior written consent of the Company.  The Company may assign its rights and obligations under this Agreement.

(i)           Voluntary Agreement.  Each party to this Agreement has read and fully understands the terms and provisions hereof, has had an opportunity to review this Agreement with legal counsel, has executed this Agreement based upon such party’s own judgment and advice of counsel (if any), and knowingly, voluntarily and without duress agrees to all of the terms set forth in this Agreement.  The parties have participated jointly in the negotiation and drafting of this Agreement.  If an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties, and no presumption or burden of proof will arise favoring or disfavoring any party because of authorship of any provision of this Agreement.  Except as expressly set forth in this Agreement, neither the parties nor their affiliates, advisors and/or their attorneys have made any representation or warranty, express or implied, at law or in equity with respect to the subject matter contained herein.  Without limiting the generality of the previous sentence, the Company, its affiliates, advisors and/or attorneys have made no representation or warranty to Consultant concerning the state or federal tax consequences to Wonder or Consultant regarding the transactions contemplated by this Agreement.

IN WITNESS WHEREOF, this Agreement is effective between the parties as of the Effective Date.

THE COMPANY:

MANNATECH, INCORPORATED

By:           /s/ Robert A. Sinnott

Name:           Robert A. Sinnott

Title:           Co-CEO

WONDER:

By:           /s/Samuel L. Caster

Name:           Samuel L. Caster

Title:           President

                                                                THE CONSULTANT:

/s/ Samuel L. Caster
Samuel L. Caster